EXHIBIT 5.1



                                                 February 10, 1998



MasTec, Inc.
3155 N.W. 77th Avenue
Miami, Florida 33122-1205

         Re:      Registration Statement on Form S-3 of MasTec, Inc.

Dear Sir or Madam:

         I am Senior Vice President and General Counsel to MasTec., Inc., a Delaware corporation (the "Company"). I have reviewed the referenced registration statement relating to the sale by the Company and certain selling securityholders of up to 408,000 shares of the Company's voting common stock, $.10 par value (the "Shares"). It is my opinion that the Shares have been duly and validly authorized and, when issued, delivered and paid for, will be validly issued, fully paid and nonassessable.

         I consent to the use of this opinion in the referenced registration statement and to the reference to my opinion under the caption "Legal Matters" in the prospectus constituting part of the registration statement.

                                          Sincerely,

                                          /s/ Jose M. Sariego
                                          Senior Vice President
                                          and General Counsel